Execution Copy

ASSET TRANSFER AGREEMENT

This ASSET TRANSFER AGREEMENT (this “Agreement”) is entered into as of February 17, 2007 by and between GO2CALL.COM, INC., a Delaware corporation (“Seller”), and DELTATHREE, INC., a Delaware corporation (“Buyer”).

RECITALS

Seller provides to third party resellers Internet telephony wholesale accounts (the “Wholesale Accounts”) and prepaid accounts (the “Prepaid Accounts” and, together with the Wholesale Accounts, the “Reseller Accounts”), each as described more fully in Schedule 1;

Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, on the terms and subject to the conditions set forth herein, all right, title and interest in and to: (i) the Reseller Accounts, other than the Reseller Accounts identified on Schedule 1 as excluded from the transaction contemplated hereby (the Reseller Accounts being purchased by Buyer pursuant to this clause (i) being referred to herein as the “Transferred Reseller Accounts”), (ii) all of the reseller agreements entered into by Seller in connection with the Transferred Reseller Accounts (the “Assigned Contracts”), including the reseller agreements with each of the resellers set forth in Schedule 2 hereto, (iii) all of Seller’s Internet telephony consumer accounts (the “Consumer Accounts”), (iv) the intellectual property rights of Seller specifically identified on Schedule 3 hereto (the “Transferred Intellectual Property Rights”), and (v) the other assets as particularly described in Schedule 4 hereto (which shall include the bank account of Seller that is described on Schedule 4).  The Transferred Reseller Accounts, the Assigned Contracts, the Consumer Accounts, the Transferred Intellectual Property Rights, and the items listed on Schedule 4 are sometimes referred to herein collectively as the “Transferred Assets”. Except for the Transferred Assets of Seller, Buyer shall not acquire any other assets from Seller;

The parties desire that Buyer assume, on the terms and subject to the conditions set forth herein, all obligations and liabilities of any kind or nature, whether accrued or fixed, absolute or contingent, determined or determinable, mature or inchoate, and whether due or to become due, asserted or unasserted, or known or unknown (collectively, the “Liabilities”) of Seller (i) related to the provision of services to the Transferred Reseller Accounts or the Consumer Accounts that were paid for prior to the Closing including all executory obligations under each of the Assigned Contracts in effect subsequent to the Closing (it being understood and agreed that, pursuant to the terms and conditions contained herein, the parties are adjusting the amounts being paid by Buyer to Seller hereunder in connection with Buyer’s assumption of the liabilities described in this clause (i)) or (ii) otherwise related to the ownership or operation of the Transferred Assets after the Closing to the extent not arising out any breach of contract, tort or other actions of Seller prior to the Closing (the Liabilities described in the foregoing clauses (i) and (ii) being collectively referred to herein as the “Assumed Liabilities”); and

The parties further desire to enter into this Agreement to (i) migrate the Transferred Reseller Accounts and Consumer Accounts to Buyer’s Internet telephony service and (ii) re-direct the traffic associated with the Transferred Reseller Accounts and Consumer Accounts to Buyer’s network in an efficient manner.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, each intending to be legally bound, hereby agree as follows:

ARTICLE I.
PURCHASE, SALE AND ASSUMPTION

1.1  Purchase and Sale of Transferred Assets; Assumption of Assumed Liabilities. At the Closing (as defined in Section 4.1), upon the terms and subject to the conditions set forth in this Agreement, (a) Seller shall sell, transfer, assign and convey to Buyer, and Buyer shall purchase, acquire and accept free and clear of any Liens (as defined in Section 2.8) from Seller, all of the right, title and interest of Seller in and to the Transferred Assets, (b) Buyer shall unconditionally and irrevocably assume, undertake and agree to pay, satisfy, perform and discharge in full, as and when due, the Assumed Liabilities, and (c) Buyer shall agree to be fully bound by, responsible for and to faithfully perform all of the terms and conditions of the Assigned Contracts as if it had originally entered into them in the place of Seller (collectively, the “Transaction”). The transactions contemplated by the previous sentence shall be documented at the Closing by a bill of sale (the “Bill of Sale”) and assignment and assumption agreement (the “Assignment and Assumption Agreement”) in the forms attached hereto as Exhibits A-1 and A-2, respectively. For the avoidance of doubt, Buyer and Seller agree that Buyer is not acquiring or assuming any assets or Liabilities of Seller or its Affiliates other than the Transferred Assets and the Assumed Liabilities.

1.2  Purchase Price. Subject to any adjustment in accordance with Section 1.4, the purchase price for the Transferred Assets (the “Purchase Price”) shall be equal to:

The sum of:

(i) cash in the amount of US $2,800,000 (the “Cash Portion”); plus

(ii) 2,959,831 shares of Buyer Common Stock (the “Stock Portion”); plus

(iii) the assumption of the Assumed Liabilities.

The term “Buyer Common Stock” means the shares of Class A Common Stock, par value $0.001 per share, of Buyer.

1.3  Determination of Closing Deferred Revenue.

(a)  Preliminary Closing Deferred Revenue Report. In connection with the execution and delivery of this Agreement, Seller has delivered to Buyer a report (the “Preliminary Closing Deferred Revenue Report”) of the “Deferred Revenue” as of 00:00 Greenwich Mean Time on February 16, 2007, which Deferred Revenue represents the contractual obligations of Seller to provide calling services to the Transferred Reseller Accounts and Consumer Accounts being assumed by Buyer, as further defined below.

(b)  Adjusted Preliminary Closing Deferred Revenue Report. Within five business days after the date of the Closing, Seller shall deliver to Buyer a report (the “Adjusted Preliminary Closing Deferred Revenue Report”), which report shall state Deferred Revenue as of the moment of the Closing (which shall be deemed to be 10:00 am Eastern Standard Time on the date of the Closing, even if certain actions associated with the Closing occur before or after such time unless stipulated otherwise in an express writing signed by each of the parties) and shall account for factors and information not available to Seller as of the issuance of the Preliminary Closing Deferred Revenue Report such as, without limitation, usage under the Transferred Reseller Accounts and the Consumer Accounts up to the moment of the Closing but not processed until after the Closing and prepaid purchases received prior to the Closing and after generation of the Preliminary Closing Deferred Revenue Report. The purpose of the Adjusted Preliminary Closing Deferred Revenue Report is to generate a Deferred Revenue schedule, prepared on a per customer basis, as of the moment of the Closing that is as precise as possible, but not to include any usage, purchases, or other events or circumstances occurring subsequent to the moment of the Closing. Adjustments to the “Closing Date Deferred Revenue” (as defined in Section 1.4 below) stated in the Adjusted Preliminary Closing Deferred Revenue Report shall be for informational purposes for Buyer to track pending adjustments to the Purchase Price under Section 1.4, but no Purchase Price adjustment shall be made pursuant to the Adjusted Preliminary Closing Deferred Revenue Report.

(c)  Reseller and Consumer Purchases Subsequent to Closing. Any prepaid purchases or other deposits received from or on account of the Transferred Reseller Accounts or Consumer Accounts subsequent to the moment of the Closing shall be held in trust by Seller for the benefit of Buyer, and shall be paid to Buyer by Seller: (i) if received by Seller by wire transfer, by forward wire transfer by Seller to Buyer according to domestic wire transfer instructions provided by Buyer, within one business day of Seller's receipt thereof; or (ii) if received by check, money order, or other written instrument, by overnight courier within one business day of receipt, duly endorsed to Buyer by Seller as necessary, provided, however that Seller shall not be required to forward to Buyer any payments upon Seller’s accounts receivable (to the extent not transferred to Buyer as part of the Transferred Assets) or any payments to the extent made to repay credit extended by Seller to the applicable Transferred Reseller Account or Consumer Account prior to the moment of the Closing.

(d)  Transition Services; Interim Deferred Revenue Reports. During the performance by the parties of the transition plan described on Schedule 5.3 hereto, Seller will continue to provide calling services to each Transferred Reseller Account to the extent of each such account’s positive Deferred Revenue balance (i.e. to the extent such account had a positive balance of prepaid purchases as of the moment of the Closing) until such account is migrated to Buyer’s network and administrative system. Seller shall issue to Buyer, once per day, reports of Deferred Revenue as of a designated time during such day, such that Buyer may continue to track changes in Deferred Revenue.

(e)  Final Deferred Revenue Report. Within five business days of completion of the migration of each of the Transferred Reseller Accounts and Consumer Accounts to Buyer’s network and administrative system, and the resulting cessation of Seller’s provision of services to the Transferred Reseller Accounts and Consumer Accounts, Seller shall deliver a final report of Deferred Revenue as of the moment of such cessation (the “Final Deferred Revenue Report”). For the purposes of clarity, the Final Deferred Revenue Report shall reflect reductions in Deferred Revenue due to the services provided under the Transferred Reseller Accounts and Consumer Accounts during the transition period, and the difference in Deferred Revenue between that reflected in the Adjusted Preliminary Closing Deferred Revenue Report and the Final Deferred Revenue Report shall represent the total amount of services, represented by the dollar value of the corresponding prepaid purchase, provided by Seller to the Transferred Reseller Accounts and Consumer Accounts subsequent to the moment of the Closing. Upon the Final Deferred Revenue Report becoming final and binding in accordance with Section 1.3(g), the Purchase Price shall be adjusted according to the process set forth in Section 1.4 below, such adjustment being to the extent of any difference between the Preliminary Closing Deferred Revenue Report and the Final Deferred Revenue Report (for example, if the Deferred Revenue reflected on the Final Deferred Revenue Report is lower than the Deferred Revenue reflected on the Preliminary Closing Deferred Revenue Report, Buyer shall issue an additional cash payment to Seller according to the formula set forth in Section 1.4).

(f)  New Information Subsequent to Final Deferred Revenue Report. On or before the 90th day after the date on which the Final Deferred Revenue Report becomes final and binding in accordance with Section 1.3(g) (the “Report Finalization Date”), either Buyer or Seller may deliver to the other party a written notice (a “New Information Notice”) stating that it has become aware of information not known on or before the Report Finalization Date which may impact the calculation of the Deferred Revenue Adjustment. Any such New Information Notice shall specify in reasonable detail the new information that has become known to the party delivering such notice and the potential impact that such information may have on the Deferred Revenue Adjustment.

(g)  Process; Disputes. Within five business days of receipt of the Final Deferred Revenue Report or any New Information Notice, the party receiving such document (the “Receiving Party”) shall inform the other party in writing as to whether or not it agrees with the information set forth on the Final Deferred Revenue Report or the New Information Notice (as applicable). If the Receiving Party states that it agrees with the information set forth on the Final Deferred Revenue Report or the New Information Notice (as applicable) or if the Receiving Party fails to respond within such five business day period, the Final Deferred Revenue Report or the New Information Notice (as applicable) shall become final and binding on the parties for purposes of the Deferred Revenue Adjustment pursuant to Section 1.4 as of the date of the Receiving Party states its agreement or the end of such five business-day period (as applicable). If the Receiving Party states that it does not agree with the information set forth on the Final Deferred Revenue Report or the New Information Notice (as applicable), then the parties shall in good faith attempt to resolve such dispute. If the parties are able to resolve such dispute, the Final Deferred Revenue Report or the New Information Notice (as applicable) shall become final and binding on the parties for purposes of the Deferred Revenue Adjustment pursuant to Section 1.4 as of the date of such resolution. If the parties are not able to resolve such dispute within 30 days after the delivery of the Final Deferred Revenue Report or the New Information Notice (as applicable), a “Big Four” accounting firm as mutually determined by Buyer and Seller (the “Referee”), will be promptly engaged to render within 30 days after the date of such engagement its findings regarding the issue or issues in dispute, which issues shall be limited to the calculation of Deferred Revenue under the terms hereof, and such findings shall be binding on the parties. Seller shall pay the fees and expenses of its representatives, and Buyer shall pay the fees and expenses of its representatives incurred in connection with this Section 1.3. Seller and Buyer shall each pay one-half of the fees and expenses of the Referee.

(h)  “Deferred Revenue” means the obligation of Seller, being assumed by Buyer hereunder, to provide calling services to the Transferred Reseller Accounts and the Consumer Accounts due to receipt by Seller of prepaid amounts for services to be subsequently provided, to the extent such obligation remained unsatisfied by Seller prior to the moment of the Closing, as determined in accordance with GAAP in a manner consistent with the past practices of Seller.

1.4  Purchase Price Adjustment. The Purchase Price shall be adjusted as follows (the “Deferred Revenue Adjustment”): (a) if the Deferred Revenue is less than or equal to $700,000, the Cash Portion of the Purchase Price shall be reduced by fifty percent (50%) of the amount of the Deferred Revenue, or (b) if the Deferred Revenue is greater than $700,000, the Cash Portion of the Purchase Price shall be decreased by the aggregate of (i) $350,000 plus (ii) the amount by which the Deferred Revenue exceeds $700,000. The Purchase Price, as adjusted for the Deferred Revenue Adjustment, is referred to herein as the “Adjusted Purchase Price.” At the Closing, the Cash Portion shall be reduced by an estimate of the Deferred Revenue Adjustment based on the Preliminary Closing Deferred Revenue Report (the “Estimated Deferred Revenue Adjustment Amount”). Upon the Final Deferred Revenue Report becoming final and binding in accordance with Section 1.3(g), the parties shall recalculate the amount of the Deferred Revenue Adjustment based on the Final Deferred Revenue Report (the “Final Deferred Revenue Adjustment Amount”). If the Final Deferred Revenue Adjustment Amount exceeds the Estimated Deferred Revenue Adjustment Amount, then Seller shall pay to Buyer an amount in cash equal to such excess. If the Final Deferred Revenue Adjustment Amount is less than the Estimated Deferred Revenue Adjustment Amount, then Buyer shall pay to Seller an amount in cash equal to such difference.  If a New Information Notice is delivered pursuant to Section 1.3(f), then upon the information contained in the New Information Notice becoming final and binding in accordance with Section 1.3(g), the parties shall recalculate the amount of the Deferred Revenue Adjustment based on such information (the “Final Adjusted Deferred Revenue Adjustment Amount”). If the Final Adjusted Deferred Revenue Adjustment Amount exceeds the Final Deferred Revenue Adjustment Amount, then Seller shall pay to Buyer an amount in cash equal to such excess. If the Final Adjusted Deferred Revenue Adjustment Amount is less than the Final Deferred Revenue Adjustment Amount, then Buyer shall pay to Seller an amount in cash equal to such difference.

1.5  Allocation of Purchase Price. The parties agree that the Purchase Price and the Assumed Liabilities shall be allocated among the Transferred Assets as mutually determined by Buyer and Seller based upon allocation principles which are reasonable and consistent with applicable law. The parties shall use their commercially reasonable efforts to agree on an allocation schedule within one year following the Closing Date. Each party agrees that it shall not take any position that varies from or is inconsistent with such allocation in any filing made by such party with the Internal Revenue Service (“IRS”) or any other governmental or regulatory authority, except to the extent an adjustment to the allocation is required by the IRS subsequent to an IRS audit. The allocation shall be prepared in a manner consistent with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and the income tax regulations promulgated thereunder. Buyer and Seller agree to timely file IRS Form 8594 based on the allocation of purchase price provided under this Section 1.5.

1.6  Transfer Taxes. Buyer and Seller shall share equally all federal and state sales Taxes (as defined in Section 2.12) (including any retail sales Taxes) and all other Taxes, duties, fees or other like charges of any jurisdiction properly payable in connection with the transfer of the Transferred Assets by Seller to Buyer.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing that, except as is set forth on the Schedules delivered by Seller to Buyer contemporaneously with the execution and delivery of this Agreement:

2.1  Organization; Power and Authority. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Seller has full corporate power and authority to enter into and perform this Agreement.

2.2  Due Authorization. The execution, delivery and performance of each of this Agreement, the escrow agreement (the “Escrow Agreement”) in the form attached hereto as Exhibit B, the Bill of Sale, the Assignment and Assumption Agreement and the Registration Rights Agreement (as defined in Section 5.5) (collectively, the “Ancillary Agreements”) by Seller have been duly authorized by all necessary corporate action on its part. This Agreement and the Ancillary Agreements have been (or, as applicable, will be) duly executed by Seller and delivered to Buyer and constitute (or, as applicable, will constitute) the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their terms, except as limited by laws affecting the enforcement of creditors’ rights generally or equitable principles.

2.3  No Conflict. Except as set forth on Schedule 2.3, none of (a) the execution, delivery or performance of this Agreement or any Ancillary Agreement by Seller, (b) the consummation by Seller of the transactions contemplated by this Agreement or any Ancillary Agreement or any other documents or instruments related hereto or thereto or executed in connection herewith or therewith, or (iii) Seller’s compliance with the terms and conditions hereof or thereof will, with or without the giving of notice or the lapse of time or both, conflict with, breach the terms and conditions of, constitute a default under, or violate Seller’s certificate of incorporation or bylaws, any judgment, decree, order, agreement, lease or other instrument to which Seller is a party or by which Seller is legally bound, or any law, rule or regulation applicable to Seller. There is no action, suit, investigation or other proceedings pending or, to Seller’s knowledge, threatened which may adversely affect Seller’s ability to perform in accordance with the terms of this Agreement or any Ancillary Agreement, and, to Seller’s knowledge, there are no facts which could reasonably result in any such proceeding.

2.4  Consents and Approvals. Except as set forth on Schedule 2.4, the execution and delivery by Seller of this Agreement and each Ancillary Agreement, the performance by Seller of its obligations hereunder or thereunder and the consummation by Seller of the Transaction do not require Seller to obtain any consent, approval or action of, or make any filing with or give any notice to, any Person.

2.5  Financial Statements.

(a)  Schedule 2.5(a) contains the unaudited balance sheets of Seller (the “Balance Sheet”) as of the end of each fiscal quarter in 2006 and the unaudited statements of income and cash flows of Seller for 2006 (the “Unaudited Financial Statements”). The Unaudited Financial Statements are true and correct in all material respects. The Unaudited Financial Statements fairly present in all material respects the financial position and results of operations of Seller for the period then ended and the financial position of Seller at the date thereof and were prepared in accordance with United States generally accepted accounting principles in use from time to time (“GAAP”).

(b)  Schedule 2.5(b) contains a schedule showing the customer name, estimated revenue, estimated gross profit, cash deposited and deferred revenue with respect to the Transferred Reseller Accounts and Consumer Accounts for the period from January 1, 2007 through 00:00 GMT on February 16, 2007 (the “Revenue Schedule”). The Revenue Schedule is true and correct in all material respects, subject to customary adjustments to the information set forth thereon (it being understood that Buyer’s sole remedy with respect to the deferred revenue set forth on the Revenue Schedule shall be in the form of the Deferred Revenue Adjustment to the Purchase Price as determined in accordance with Section 1.3 and Section 1.4).

2.6  Absence of Certain Changes. Except as set forth on Schedule 2.6, since December 31, 2006, Seller has operated the Transferred Assets in the ordinary course of business consistent with past practices, and there has been no change in the Transferred Assets which has had, or could reasonably be anticipated result in, a material adverse effect on the Transferred Assets taken as a whole. As amplification and not limitation of the foregoing since December 31, 2006, Seller has not

(a)  permitted or allowed any of the Transferred Assets to be subjected to any Lien, other than Liens that will be released at or prior to the Closing;

(b)  made any change in any method of accounting or accounting practice or policy other than such changes required by GAAP and disclosed in Schedule 2.6;

(c)  suffered any material reduction in orders from any Major Customer (as defined in Section 2.10); or

(d)  made any material change in the operation of the Transferred Assets other than in connection with, or in anticipation of, the transactions contemplated hereby.

2.7  Compliance with Laws. Except as set forth on Schedule 2.7, Seller does not have any knowledge of any noncompliance with any applicable law or governmental rule or regulation that would have a material adverse impact on the operation of the Transferred Assets or the business related thereto. Except as set forth on Schedule 2.7, since January 1, 2004 Seller has not received any notice or other communication from any governmental authority or any written notice or other written communication from any other Person, in each case regarding any actual, alleged, possible or potential breach, violation of or non-compliance with any governmental order to which any of the Transferred Assets is subject.

2.8  Title to Purchased Assets. Except as set forth on Schedule 2.8, no Transferred Asset is subject to any Lien (as defined below). Except as set forth on Schedule 2.8, upon consummation of the transactions contemplated hereby in accordance with the terms hereof, Seller will have transferred to Buyer good and marketable title in and to each of the Transferred Assets, free and clear of all Liens. For purposes of this Agreement, the term “Lien” means any mortgage, liability, lien, obligation, claim, judgment, escrow, pledge, charge, security interest or encumbrance of any kind, other than (a) any mortgage, liability, lien, obligation, claim, judgment, escrow, pledge, charge, security interest or encumbrance of any kind that solely relates to Taxes, assessments and other governmental charges not yet due, (b) immaterial, unfiled mortgages, liabilities, liens, obligations, claims, judgments, escrows, pledges, charges, security interests or encumbrances of any kind incurred in the ordinary course of business, and (c) restrictions on transfer imposed by federal and state securities laws. No other party has any rights or claims to possession of any of the Transferred Assets. Except as set forth on Schedule 2.8, none of the Transferred Assets are subject to any option, contract, arrangement or understanding that would restrict Seller's ability to transfer the Transferred Assets to Buyer as contemplated herein.

2.9  Litigation. Except as set forth on Schedule 2.9, there is no action, suit, claim, investigation or proceeding pending against, or threatened in writing against, or directly relating to or affecting, the Transferred Assets before any court or arbitrator or any governmental body, agency or official. To Seller’s knowledge, Seller is not subject to any outstanding order, writ, injunction or decree affecting the Transferred Assets or which would materially impair or delay Seller's ability to consummate the transactions contemplated by this Agreement.

2.10  Contracts. Schedule 2 includes all of the Assigned Contracts for the 30 most significant Transferred Reseller Accounts (as determined based on the combination of 2006 aggregate revenue, demonstrated revenue growth, and revenue growth potential) (the “Major Customers”). Except as set forth on Schedule 2.10, each of the Assigned Contracts was entered into on behalf of Seller with appropriate authority. Except as set forth on Schedule 2.10, neither Seller nor, to Seller’s knowledge, the other parties to such Assigned Contracts are in default thereof and, to Seller’s knowledge, all written Assigned Contracts are valid and in effect. Except as set forth on Schedule 2.10, Seller has not received any written (or, to Seller’s knowledge, oral) notice of default under any Assigned Contract, and, to Seller’s knowledge, there is no event that has occurred or that is expected to occur which (after notice and lapse of time or both) would become a breach or default under, or otherwise permit unilateral modification, cancellation, acceleration or termination of any such Assigned Contract. Except as set forth on Schedule 2.10, no party to any Assigned Contract has given any written (or, to Seller’s knowledge, oral) notice to Seller of an intent to cancel or otherwise terminate its relationship with Seller, to materially and adversely change the relationship, to substantially reduce the volume of business it currently does with Seller or to refuse to renew any Assigned Contract when it expires.

2.11  Proprietary Rights. Except as set forth on Schedule 2.11, each of the Transferred Intellectual Property Rights is valid and in full force and effect, with all fees and filings due as of the date hereof duly paid and made, and the consummation of the transactions contemplated hereby will not alter or impair any such rights. Except as set forth on Schedule 2.11, to Seller’s knowledge (a) there is no violation by others of any right of Seller with respect to any Transferred Intellectual Property Rights and (b) with respect to the Transferred Intellectual Property Rights, Seller is not infringing upon, misappropriating or violating any third party's intellectual property rights. To Seller’s knowledge, no proceedings have been instituted or are pending or threatened in writing, challenging or questioning the validity or enforceability of the Transferred Intellectual Property Rights. Seller has not entered into any agreement to indemnify any other Person against any charge of infringement of any Transferred Intellectual Property Rights, other than indemnification provisions contained in standard sales or license agreements to end users arising in the ordinary course of business.

2.12  Tax Matters. (a) Seller has completed and duly and timely filed in correct form with the appropriate United States, state and local governmental agencies and with the appropriate foreign countries and political subdivisions thereof, all Tax returns and reports with respect to the Transferred Assets, including estimated Tax returns and reports and information statements returns and reports with respect to the Transferred Assets (collectively, “Seller Tax Returns”) required to be filed on or prior to the date hereof. All of such Seller Tax Returns that have been filed were true, correct and complete as filed. Other than sales and use tax obligations identified on Schedule 2.12 (none of which obligations exceeds $5,000), Seller has paid in full all Taxes, assessments or deficiencies relating to the Transferred Assets (i) shown to be due on those Seller Tax Returns that have been filed or (ii) claimed to be due by any Taxing authority or otherwise due or owing, other than those being contested in good faith. Seller has made all withholdings of Tax required to be made under all applicable United States, foreign, state and local tax laws and regulations with respect to the Transferred Assets, and such withholdings have been or will be paid to the respective governmental agencies when due and to the extent not yet due have been set aside in accounts for purposes of such payment.

(b)  Except as set forth in Schedule 2.12 the Transferred Assets are not subject to any Liens for Taxes, except Liens for Taxes not yet due, and no Lien will be placed upon the Transferred Assets with respect to, (i) any Taxes attributable to the ownership or use of the Transferred Assets with respect to periods prior to and including the Closing Date (other than ad valorem Taxes not yet due and payable as of the Closing Date) or (ii) any other Taxes (regardless of whether attributable to periods prior to and including the Closing Date) imposed upon Seller or attributable to the actions or activities of Seller.

(c)  For purposes of this Agreement, “Tax” (and, with correlative meaning, “Taxes,” “Taxable” and “Taxing”) means (A) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental, regulatory or administrative entity or agency responsible for the imposition of any such tax (domestic or foreign), (B) any liability for the payment of any amounts of the type described in (A) as a result of being a member of an affiliated, consolidated, combined, unitary or other group for any Taxable period and (C) any liability for the payment of any amounts of the type described in (A) or (B) as a result of any express or implied obligation to indemnify any other Person.

2.13  Securities Laws. (a) Seller acknowledges that:

(i)  the shares of Buyer Common Stock to be issued pursuant to this Agreement will not (as of the date hereof) have been registered or qualified under federal or state securities laws;

(ii)  except as otherwise set forth in this Agreement or in the Registration Rights Agreement or the Escrow Agreement, Seller and each shareholder of Seller to whom Seller is distributing shares of Buyer Common Stock in connection with this Agreement is purchasing such shares of Buyer Common Stock solely for its own account and not with a view to, or for sale in connection with, any resale or distribution in violation of federal or state securities laws;

(iii)  Seller and each shareholder of Seller to whom Seller is distributing shares of Buyer Common Stock in connection with this Agreement understands that such shares of Buyer Common Stock are characterized as “restricted securities” under the federal securities laws, is familiar with the resale limitations imposed thereby (including the provisions of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”) and the requirements thereof) and agrees and understands that no transfer of such shares may be made without registration thereof under the Securities Act, or pursuant to an exemption thereunder;

(iv)  Seller and each shareholder of Seller to whom Seller is distributing shares of Buyer Common Stock in connection with this Agreement is sufficiently experienced in financial and business matters to be capable of evaluating the risk of investment in Buyer Common Stock and to make an informed decision relating thereto and has the financial capability for making the investment in the Buyer Common Stock, can afford a complete loss of such investment, and such investment is a suitable one for Seller; and

(v)  Seller and each shareholder of Seller to whom Seller is distributing shares of Buyer Common Stock in connection with this Agreement is an “accredited investor” as defined in Regulation D under the Securities Act.

(b)  Nothing contained in this Section 2.13 shall limit the obligations of Buyer under the Registration Rights Agreement.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller (for the benefit of each shareholder of Seller and each shareholder of Seller to whom Seller is distributing shares of Buyer Common Stock in connection with this Agreement) as of the date hereof and as of the Closing that, except as is set forth on the Schedules delivered by Buyer to Seller contemporaneously with the execution and delivery of this Agreement:

3.1  Organization; Power and Authority. Buyer is a corporation duly incorporated, validly existing, and in good standing, under the laws of the State of Delaware. Buyer has full corporate power and authority to conduct its business as it is now being conducted and to enter into and perform this Agreement.

3.2  Due Authorization. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Buyer have been duly authorized by all necessary corporate action on its part. This Agreement and the Ancillary Agreements have been (or, as applicable, will be) duly executed by Buyer and delivered to Seller and constitute (or, as applicable, will constitute) the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their terms, except as limited by laws affecting the enforcement of creditors’ rights generally or equitable principles.

3.3  No Conflict. Except as set forth on Schedule 3.3, none of (a) the execution, delivery or performance of this Agreement or any Ancillary Agreement by Buyer, (b) the consummation by Buyer of the transactions contemplated by this Agreement, any Ancillary Agreement or any other documents or instruments related hereto or thereto or executed in connection herewith or therewith, or (c) Buyer’s compliance with the terms and conditions hereof or thereof will, with or without the giving of notice or the lapse of time or both, conflict with, breach the terms and conditions of, constitute a default under, or violate Buyer’s certificate of incorporation or bylaws, any judgment, decree, order, agreement, lease or other instrument to which Buyer is a party or by which Buyer is legally bound, or any law, rule or regulation applicable to Buyer. There is no action, suit, investigation or other proceedings pending or, to Buyer’s knowledge, threatened which may adversely affect Buyer’s ability to perform in accordance with the terms of this Agreement or any Ancillary Agreement, and, to Buyer’s knowledge, there are no facts which could reasonably result in any such proceeding.

3.4  Consents and Approvals. Except with respect to any filings to be made with the U.S. Securities and Exchange Commission (“SEC”) and Nasdaq Capital Market as contemplated by the Registration Rights Agreement and except as set forth in Schedule 3.4, the execution and delivery by Buyer of this Agreement and the Ancillary Agreements and the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the Transaction do not require Buyer to obtain any consent, approval or action of, or make any filing with or give any notice to, any Person.

3.5  SEC Filings; Financial Statements. (a) Buyer has timely filed all forms, reports, statements and documents required to be filed by it with the SEC and the Nasdaq Capital Market since December 31, 2005 (collectively, the “Buyer SEC Reports”). Each Buyer SEC Report (i) was prepared in accordance with the requirements of the Securities Act, the Securities Exchange Act of 1934, as amended and the Nasdaq Capital Market, as the case may be, and (ii) did not at the time it was filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b)  Each of the financial statements (including, in each case, any notes thereto) contained in the Buyer SEC Reports was prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the absence of footnotes and subject to normal year end adjustments, which adjustments are not material) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly the financial position of Buyer as at the respective dates thereof, and results of operations, stockholders’ equity and cash flows for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring immaterial year-end adjustments).

(c)  Buyer is in compliance with all Nasdaq Capital Market maintenance listing standards in order for Buyer Common Stock to be quoted for trading on the Nasdaq Capital Market and Buyer has not been notified of any existing facts or circumstances that could reasonably be expected to cause the Buyer Common Stock to no longer be quoted for trading on the Nasdaq Capital Market.

(d)  Since the filing of Buyer's last Quarterly Report on SEC Form 10-Q, there have been no SEC or Nasdaq Capital Market inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened with respect to Buyer.

3.6  Capitalization. The Buyer SEC Reports accurately describe Buyer’s capitalization, including with respect to Buyer’s authorized capital stock, Buyer’s issued and outstanding capital stock and any options, warrants or similar securities related to Buyer’s capital stock. All issued and outstanding shares of capital stock of Buyer have been, and all shares of the capital stock of Buyer that may be issued pursuant to the exercise of outstanding options, warrants or similar securities will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and are subject to no preemptive or similar rights. As of the date of this Agreement, there are no outstanding contractual obligations of Buyer or any of its subsidiaries to repurchase, redeem or otherwise acquire any securities of Buyer or any of its subsidiaries. There are no proxies, voting trusts or other agreements or understandings to which Buyer is a party or is bound with respect to the voting of the securities of Buyer.

3.7  Absence of Undisclosed Liabilities. There are no material Liabilities of Buyer other than Liabilities (a) reflected or reserved against on the unaudited balance sheet of the Buyer provided in connection with the Buyer's last Quarterly Report on SEC Form 10-Q, (b) disclosed on Schedule 3.7, or (c) of Buyer incurred since the date of the balance sheet referred to in clause (a) in the ordinary course of business, consistent with past practice. Except as expressly contemplated in the preceding sentence, to Buyer’s knowledge there is no basis for the assertion against the Buyer of any material Liability.

3.8  Compliance with Laws. Except as set forth on Schedule 3.8, Buyer does not have any knowledge of any noncompliance with any applicable law or governmental rule or regulation that would have a material adverse impact on Buyer. Except as set forth on Schedule 3.8, since January 1, 2004 Buyer has not received any notice or other communication from any governmental authority or any written notice or other written communication from any other Person, in each case regarding any actual, alleged, possible or potential breach, violation of or non-compliance with any governmental order to which Buyer is subject.

3.9  Litigation. Except as set forth on Schedule 3.9 or in the Buyer SEC Reports, there is no material action, suit, claim, investigation or proceeding pending against, or threatened in writing against, or directly relating to or affecting, Buyer before any court or arbitrator or any governmental body, agency or official.

3.10  Issuance of Shares. The Buyer Common Stock to be issued to Seller hereunder has been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, and free from all Liens, and will not be subject to preemptive rights or other similar rights of stockholders of Buyer; provided, however, that the Buyer Common Stock to be issued to Seller hereunder will be registered with the SEC pursuant to the terms of the Registration Rights Agreement.

ARTICLE IV.
CLOSING

4.1  Closing Date. The consummation (the “Closing”) of the Transaction shall occur on February 19, 2007 (the “Closing Date”); provided, however, that Buyer shall not be obligated to consummate the Transaction on the Closing Date if Seller has in bad faith breached its obligations set forth in Section 5.3 hereof. Subject to the terms of Section 1.3 with respect to the calculation of the Deferred Revenue, the Closing shall be deemed effective as of 12:01 a.m. New York City time on the Closing Date. The Closing shall take place on the Closing Date at (i) the offices of Buyer’s legal counsel in New York, New York, commencing at 10:00 a.m., local time, or (ii) such other mutually acceptable time or place.

4.2  Closing. At the Closing (or at such time thereafter as may be specified in Section 4.3),

(a)  In accordance with Section 4.3, Buyer shall deliver to Seller an amount in cash equal to (i) the Cash Portion less (ii) the Estimated Deferred Revenue Adjustment Amount, (the “Closing Amount”);

(b)  In accordance with Section 4.3, Buyer shall deliver to Seller or its designee(s) duly authorized and executed stock certificates representing an aggregate of 2,255,379 shares of Buyer Common Stock (which number of shares is equal to the Stock Portion less the Escrow Shares) (the “Closing Shares”) on behalf of Seller to the Persons designated in writing by Seller to Buyer;

(c)  Seller and Buyer shall enter into the Ancillary Agreements;

(d)  Seller shall deliver (or make arrangements to deliver) to Buyer all of the Transferred Assets, by such means and to such locations as Buyer may reasonably request; and

(e)  In accordance with Section 4.3, Buyer shall take all necessary actions to deliver a duly authorized and executed stock certificate representing 704,452 shares of Buyer Common Stock (which number of shares is equal to (x) 15% of the Adjusted Purchase Price (determined based on the Preliminary Closing Deferred Revenue Report) divided by (y) $1.419 (which is the average closing price of the shares of Buyer Common Stock pursuant to a pricing formula agreed to by Buyer and Seller) (the “Escrow Shares”) to the Escrow Agent (as defined in the Escrow Agreement) pursuant to the Escrow Agreement.

4.3  Delivery Mechanics. Because the Closing Date is not a business day, the parties agree to the following mechanics with respect to the consideration to be delivered from Buyer to Seller at the Closing in exchange for the Transferred Assets:

(a)  At the Closing, Buyer shall deliver to Seller a certified check (as defined in Section 3-409(d) of the UCC), drawn on a United States banking institution, in the amount of the Closing Amount and payable to Seller (the “Closing Check”). If the amount of the Closing Check is in excess of the actual Closing Amount based on the final Preliminary Closing Deferred Revenue Report, Seller shall as promptly as is reasonably practicable refund the difference to Buyer.

(b)  At the Closing (or as promptly as practicable thereafter but in no event later than 7:00am Eastern Time on February 20, 2007), Seller shall deliver to Buyer a schedule setting forth the names of the Persons to whom Seller desires that Buyer deliver the Closing Shares on behalf of Seller, as well as the number of Closing Shares allocated to each such Person (the “Closing Share Schedule”). Buyer shall deliver to Seller duly authorized and executed stock certificates representing the Closing Shares, as prepared and allocated in accordance with the Closing Share Schedule, as early as possible on February 20, 2007.

(c)  Buyer shall deliver to Escrow Agent a duly authorized and executed stock certificate, prepared in the name of Seller, representing the Escrow Shares as early as possible on February 20, 2007.

(d)  If Seller has not received each of (i) each stock certificate contemplated by Section 4.3(b) and (ii) written confirmation that the Escrow Agent has received the stock certificate representing the Escrow Shares contemplated by Section 4.3(c) by 12:00pm Eastern Time on February 21, 2007, then Buyer shall be deemed to be in breach of this Agreement. In the event of a breach of this Agreement by Buyer as contemplated by the previous sentence, then each of Buyer and Seller agrees that, as liquidated damages and not as a penalty, Seller shall, without any further action of any party and without limiting any other remedy that may be available to Seller, be entitled to damages from Buyer in the amount set forth on Schedule 4.3(d) (plus the amount of any legal fees incurred by Seller in collecting such amount from Buyer).

4.4  Escrow Agreement. Buyer shall cause the Escrow Agent to execute and deliver the Escrow Agreement to each of Buyer and Seller as early as possible on February 20, 2007. If the Escrow Agent has not executed and delivered the Escrow Agreement to each of Buyer and Seller by 12:00pm Eastern Time on February 21, 2007, then Buyer and Seller shall mutually select an alternative escrow agent (with Seller holding the Escrow Shares in the interim).

4.5  Further Assurances. The parties agree to use their reasonable best efforts to execute and deliver such other documents and perform such other acts after the Closing Date as may be reasonably necessary for the complete implementation and consummation of the Transaction.

ARTICLE V.
COVENANTS OF THE PARTIES, PRE-CLOSING AND POST-CLOSING OBLIGATIONS

5.1  Post-Closing Access. Subsequent to the Closing, each party agrees that it will cooperate with and make available to the other party, during normal business hours and upon reasonable notice, all of such party’s books and records related to the Transferred Assets which are necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such books and records, information or employees for any reasonable business purpose. The party requesting any such books and records shall bear all of the out-of-pocket costs and expenses reasonably incurred in connection with providing such books and records. All information received pursuant to this Section 5.1 shall be kept confidential by the party receiving it. If a party is required by legal process or operation of law to disclose any such confidential information, it shall provide the other party with as much notice in advance of such disclosure as is reasonably practicable so that such other party may seek an appropriate protective order.

5.2  Licenses.

(a)  Transition License to Intellectual Property.

(i)  During the “Transition License Period” (as defined below) and terminating upon the expiration or other termination of the Transition License Period, Seller hereby grants to Buyer a royalty-free, worldwide, non-exclusive, non-transferable, non-assignable, and non-sublicenseable license (the “Transition License”) to utilize the “Retained Intellectual Property Rights” (as defined below).

(ii)  Transition License Terms. The Transition License is provided by Seller as-is, where-is, without representation or warranty of any kind (including any warranty of merchantability, fitness for a specific purpose, ownership, or non-infringement of third party rights, each of which are hereby disclaimed) and does not include any obligation of Seller to maintain any system, network, or equipment, except as may otherwise be expressly required under this Agreement or to maintain or enhance any Retained Intellectual Property Rights.

(iii)  “Retained Intellectual Property Rights” means all intellectual property and proprietary rights of Seller existing as of the date of the Closing (specifically excluding any such property, materials, or enhancements acquired, derived or developed thereafter) excluding the following: (x) the Transferred Intellectual Property Rights, (y) the “Retained Patents” (as defined below), and (z) any domain names of Seller not included in the Transferred Assets.

(iv)  “Transition License Period” means the period commencing upon the date of the Closing and terminating upon the date which is 180 days after the Closing Date.

(b)  Limited Patent License. During the “Patent License Period” (as defined below) and terminating upon the expiration or other termination of the Patent License Period, Seller hereby grants to Buyer a fully paid-up, worldwide, non-exclusive, non-transferable, non-assignable and non-sublicenseable license (the “Patent License”) to provide services, and to offer and sell the same, under the “Retained Patents” (as defined below), subject to the terms and limitations provided herein.

(i)  Standard Patent License Terms and Scope. The Patent License is provided by Seller as-is, where-is, without representation or warranty of any kind (including any warranty of merchantability, fitness for a specific purpose, ownership, or non-infringement of third party rights, each of which are hereby disclaimed). The Patent License is solely for use by Buyer and is personal to Buyer. Buyer may practice the Retained Patents solely in Buyer's ordinary course of hosting or providing voice over IP communications services (subject to further limitation as set forth in subsection (ii) below), solely upon equipment owned or otherwise controlled by Buyer, to its customers in which Buyer is providing all, or substantially all, of the call transport service pertaining to such voice over IP services under its standard pricing and other terms and conditions or under other bona fide arms' length terms and conditions, unless Seller expressly consents in writing to use of the Patent License in conjunction with other arrangements. For the purposes of clarity but without limitation, the terms set forth herein are intended to allow Buyer to make use of the Retained Patents for its bona fide hosted communications services (including for the benefit of third party clients of Buyer) but to prohibit Buyer from using the Patent License for the purpose of enabling third parties to avoid infringement upon the Retained Patents by undertaking any transaction with Buyer, a substantial or primary purpose of which is to obtain the benefit of the Patent License (or the processes practiced thereunder) without the bona fide provision by Buyer of (and receipt of fair compensation by Buyer for) the remainder of Buyer's services that are, in the ordinary course of Buyer's business, customarily provided by Buyer to its customers as of the date of the Closing. Buyer may require additional intellectual property rights in addition to those licensed hereunder and Seller does not make any representation that the Retained Patents are sufficient for Buyer's purposes.

(ii)  Field of Use Limitation on Callserver Patent and Related Rights. With respect to the “Callserver Patent” (as defined below) and any and all continuations, continuations-in-part, divisional applications and any international or foreign counterparts thereof (or any other rights arising out of the Callserver Patent within the scope of the Patent License), Buyer's use of the Patent License (and, more specifically, any practice by Buyer of the Callserver Patent and such other patent rights arising out of the same), is limited to providing voice over IP calling services by means of either: (x) Session Initiation Protocol (SIP) or (y) H.323 protocol at both calling endpoints on the Internet (i.e. SIP or H.323 on the originating device, softphone, call client, server, or gateway and SIP or H.323 on the terminating device, softphone, call client, server, or gateway; for further clarity, these endpoints are also the locations where audio is encoded and decoded) (all of the foregoing, the “Field of Use”). Any use or practice of the Callserver Patent (or any other rights arising out of the Callserver Patent within the scope of the Patent License) outside of the Field of Use shall constitute a violation of the terms of the Patent License.

(iii)  “Patent License Period” means the period commencing upon the date of the Closing and terminating upon any of the following: (A) the date on which Seller provides written notice that Buyer has materially breached any of the terms, conditions, or limitations set forth herein with respect to the Patent License (including without limitation any use of the Patent License beyond the scope and Field of Use limitations set forth herein), or (B) the date of any merger, change of control, or sale of all or substantially all of the assets of Buyer, the result of which would be to, or be reasonably likely to, materially increase (as reasonably determined by Seller) the scope or volume of Buyer's usage of the Retained Patents in comparison with such volume or scope prior to such transaction, unless Seller expressly consents in writing to the continuation of the Patent License subsequent to such transaction, or (C) the date on which Buyer files for bankruptcy or is the subject of an involuntary bankruptcy proceeding, makes a general assignment for the benefit of creditors, becomes insolvent or enters into liquidation, or a receiver, trustee in bankruptcy or similar manager of all or substantially all of the property of Buyer is appointed, such termination occurring automatically, and without any requirement of notice or action on the part of Seller, or (D) the date of any hypothecation, security interest, lien, pledge, or other encumbrance being placed upon the Patent License, or in any event the date upon which any attachment, foreclosure, levy, execution, sequestration, transfer by operation of law, or similar transfer or enforcement action is attempted or purported to occur with respect thereto (except a transfer in merger or sale of all or substantially all of Buyer's assets that would not constitute a termination of the Patent License under subpart (B) above).

(iv)  “Retained Patents” means the following issued patents, patent applications, and other patent rights:

(A) Issued “System and Method for Selecting a Packet Switched Internet Telephony Provider,” United States Patent No. 6,853,621, Issue Date: February 8, 2005;

(B) Issued “Packet-Switched Telephony Call Server,” United States Patent No.: 7,145,900, Issue Date December 5, 2006, together with Continuation Patent Application No. 11/593,779 (collectively, the “Callserver Patent”);

(C) Applications for “Multi-level Hosted Inbound Administration Platform for a Packet-Switched Telephony System” under United States Provisional Application No. 60/639161, filed December 22, 2004, and United States Provisional Application No. 60/639864, filed January 12, 2005;

(D) Application for “Intelligent Call Routing through Distributed VoIP Networks” filed September 7, 2006 (United States). Serial number not yet available;

(E) Any related continuations, continuation in part, and divisional applications for the above patents and patent applications; and

(F) Any foreign or international patent or patent application of Seller containing any claims comprising the patents, patent applications, continuations, continuations in part, or divisional applications described in Subsections (A) through (E) above.

(c)  Export Restrictions. Buyer hereby accepts responsibility for obtaining any approval or export or import license required by the United States and any other jurisdiction, for its use or distribution of the Retained Intellectual Property Rights under the Transition License or the use of the Retained Patents under the Patent License (or any products or services utilizing or containing either), and more specifically (but without limitation), Buyer covenants and certifies that it will not export, re-export, or conduct any transactions involving, the Retained Intellectual Property Rights or the Retained Patents with: (x) persons located in Cuba, Syria, Iran, Sudan, North Korea (or the governments thereof), or (y) any individual or entity listed in the U.S. Department of the Treasury's list of "Blocked Persons, Specially Designated Nationals, Specially Designated Terrorists, Foreign Terrorist Organizations, and Specially Designated Narcotic Traffickers" (“SDN” List) or the U.S. Department of Commerce’s “Denied Persons List” or “Entity List.”

(d)  Notices and Legends. Buyer shall use reasonable efforts to mark every service or materials utilizing the Retained Intellectual Property Rights or the Retained Patents with a proper copyright, trademark, or patent notice, including as reasonably requested by Seller.

(e)  Access to Records; Enforcement. During the applicable term of each license provided above, Buyer shall provide Seller with reasonable access to its books and records to confirm that Buyer is complying with each of the terms, conditions, and limitations, applicable thereto, upon reasonable prior notice and upon reasonable security and confidentiality terms to be determined by Buyer. Buyer shall have any and all remedies available hereunder or at law (or equity) for any breach of such terms, conditions, and limitations. Seller retains the sole right to institute legal proceedings or otherwise take steps to prohibit or oppose infringement by any third party upon the Retained Intellectual Property Rights or the Retained Patents.

5.3  Transfer to Buyer’s Network; Administration of Accounts. Upon the execution of this Agreement, (i) Seller shall deliver the notices in substantially the form attached hereto as Exhibit C to each of the contracting parties of the Assigned Contracts and (ii) each of Buyer and Seller shall commence the process of causing all of the continuing Transferred Reseller Accounts and Consumer Accounts and all traffic associated therewith to be transferred from Seller’s network to Buyer’s network in accordance with Schedule 5.3. Seller shall provide commercially reasonable assistance to Buyer to facilitate such transfer, including access to personnel and facilities. If and to the extent that a Transferred Reseller Account or a Consumer Account is transferred to Buyer’s network prior to the Closing pursuant to this Section 5.3, Seller shall pay Buyer’s actual costs of terminating any calls with respect to such Transferred Reseller Account or Consumer Account between the time such Transferred Reseller Account or Consumer Account is transferred to Buyer’s network and the Closing (the “Interim Period Calls”); provided, however, that the parties acknowledge and agree that any Interim Period Calls (a schedule of which Buyer shall provide to Seller as promptly as practicable after the Closing) shall reduce the Deferred Revenue related to such Transferred Reseller Accounts and Consumer Accounts in accordance with Seller’s then-current rate sheets.

5.4  Supplemental Information. Seller shall prepare and deliver to Buyer an audited balance sheet of Seller as of December 31, 2006 and audited statements of income, stockholders’ equity and cash flows of Seller for 2006 (including applicable notes) (the “Audited Financial Statements”), in each case prepared in accordance with GAAP certified by an accounting firm that (a) is certified by the Public Company Accounting Oversight Board and that can consent for such financial statements to be included in public filings of Buyer and (b) is mutually agreeable to Buyer and Seller. Seller shall use its commercially reasonable efforts to cause the Audited Financial Statements to be prepared as promptly as is reasonably practicable. The documents prepared in accordance with the previous sentence shall present fairly, in all material respects, the financial position of Seller as of the date thereof or for the period covered thereby (as applicable). As promptly as is reasonably practicable upon the reasonable request of Buyer, Seller shall use its commercially reasonable efforts (taking into account available employees and other factors) to prepare and deliver such additional financial information as may be required in connection with any filing by Buyer pursuant to the requirements of federal or state securities laws. Buyer shall promptly reimburse Seller for all out-of-pocket fees and expenses (including the fees and expenses of the accounting firm described above) incurred by Seller in complying with the terms of this Section 5.4; provided, however, that Buyer shall not be obligated to reimburse Seller for the first $10,000 of the fees and expenses charged by the accounting firm described above.

5.5  Registration Rights Agreement. Contemporaneously with the execution and delivery of this Agreement, each of Buyer and Seller shall execute a registration rights agreement (the “Registration Rights Agreement”) in the form attached hereto as Exhibit D.

5.6  Stock Exchange Listing. Buyer shall as promptly as is reasonably practicable after the Closing, but in any event within 30 days of the Closing, list on the Nasdaq Capital Market, upon official notice of issuance, the shares of Buyer Common Stock to be issued in connection with the Transaction.

5.7  Covenant Not To Compete. (a) Seller covenants and agrees that, except as permitted under this Section 5.7 and subject to a reduction in the Non-Compete Period pursuant to Section 5.7(e), from the Closing until February 19, 2008 (the “Non-Compete Period”) it will not, and will cause its Affiliates not to, compete with Buyer in the business of providing communication services using voice over internet protocol (the “Prohibited Activity”); provided, however, that nothing herein shall be construed to prevent Seller or its Affiliates from owning up to a five percent (5%) interest in any Person that engages in the Prohibited Activity.

(b)  In connection with the execution and delivery of this Agreement, certain employees and former employees of Seller have executed and delivered a document whereby each such employee or former employee agreed not to compete with Buyer in the Prohibited Activity for a period of 180 days after Closing. Seller has delivered copies of such documents to Buyer.

(c)  If any provision contained in this Section 5.7 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 5.7, but this Section 5.7 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section 5.7 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. Seller acknowledges that Buyer would be irreparably harmed by any breach of this Section 5.7 and that there would be no adequate remedy at law or in damages to compensate the Buyer for any such breach. Seller agrees that the Buyer shall be entitled to seek injunctive relief requiring specific performance by Seller of this Section 5.7 without the necessity of the posting of a bond.

(d)  All of the covenants in this Section 5.7 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Seller against Buyer or an Affiliate thereof, whether predicated on this Agreement, or otherwise, shall not constitute a defense to the enforcement by Buyer of such covenants. It is understood by the parties hereto that the covenants contained in this Section 5.7 are essential elements of this Agreement and that, but for the agreement of Seller to comply with such covenants, Buyer would not have agreed to enter into this Agreement. Seller hereby agrees that all covenants contained in this Section 5.7 are reasonable. Seller hereby agrees that the covenants set forth in this Section 5.7 are a material and substantial part of the transactions contemplated by this Agreement.

(e)  The provisions of this Section 5.7 shall apply to, and shall be binding upon, any Person that acquires, by asset or stock purchase, merger, consolidation, reorganization, tender offer or otherwise, substantially all of the stock, assets or business of Seller (an “Acquisition”); provided, however, upon the consummation of an Acquisition involving a Person that is not an Affiliate of Seller, the Non-Compete Period shall terminate on August 19, 2007.

5.8  Mail and Communications. Seller shall as promptly as is reasonably practicable (but in no event more than ten days after the receipt by Seller thereof) remit to Buyer any mail or other communications received by Seller relating to the Transferred Assets and any invoices received by Seller relating to Assumed Liabilities which are received by Seller from and after the Closing Date. Buyer shall as promptly as is reasonably practicable remit to Seller any mail or other communications, including any written inquiries and payments received by Buyer relating to any invoices received by Buyer relating to liabilities of Seller other than the Assumed Liabilities which are received by Buyer from and after the Closing Date.

5.9  Taxes.

(a)  Subject to the terms and conditions of this Agreement (including Section 1.6), Seller shall (i) pay all Taxes imposed upon Seller and (ii) pay, or indemnify Buyer for, all Taxes imposed on Buyer or any affiliate of Buyer and any Taxes to which the Transferred Assets are subject or for which a Lien can be placed upon the Transferred Assets but only in each case to the extent that any such Taxes relate to periods (or portions thereof) ending on or prior to the Closing Date. Liability for any Taxes that Seller is required to satisfy pursuant to this Section 5.9 shall not constitute or be treated as Assumed Liabilities.

(b)  After the Closing, Buyer shall make available to Seller as reasonably requested by Seller or any Taxing authority all information, records or documents relating to the Transferred Assets for all periods prior to Closing Date and shall preserve all such information, records and documents until the later of six years after the Closing Date or the expiration of any statute of limitations or extensions thereof applicable to Seller. Buyer shall also make available to Seller, as reasonably requested by Seller, personnel responsible for preparing or maintaining information, records and documents, both in connection with tax matters as well as litigation. Before destroying any records related to the Transferred Assets prior to the Closing Date, Buyer shall notify Seller of its intent to destroy such records, and Buyer will permit Seller to retain any such records.

5.10  Employees and Offers of Employment. On, and effective as of, the Closing Date, Buyer shall make offers of employment to the employees of Seller set forth on Schedule 5.10 (each such person, a “Designated Employee” and, upon accepting an offer of employment from Buyer, a “Buyer’s New Employee”). Each such offer shall include terms and conditions which are the same as those provided to similarly situated employees of Buyer. Nothing in this Agreement shall limit the right of Buyer to terminate the employment of any Buyer's New Employee following the Closing Date.

5.11  Employee Non-competition Agreements. Seller agrees that following the Closing Date, and for so long as the applicable Buyer's New Employee is employed by Buyer, all rights which it or its affiliates may have to prevent any Buyer's New Employee from competing with Seller shall not be enforced against Buyer or any Buyer's New Employee in connection with his or her services to Buyer. To the extent such rights have not been transferred to Buyer pursuant to this Agreement, Seller shall cooperate with Buyer, at Buyer's expense and upon Buyer's request, to enforce such right.

5.12  Change of Name. Seller shall, and, shall cause any of its applicable Affiliates to, change their names (including any d/b/a) within ten (10) days after the Closing Date to a name which does not contain “Go” or “Call”. Notwithstanding the foregoing, Buyer hereby acknowledges and agrees that from and after the Closing Seller shall, subject to the terms of Section 5.7 hereof, be permitted for all purposes to conduct business under the name “Go2Call Software.”

5.13  Receivables. At the Closing, Seller shall deliver to Buyer a schedule listing all of the customers (the “Specified Customers”) associated with a Transferred Reseller Account or a Consumer Account who has an outstanding receivable as of Closing (the “Outstanding Receivables”). Such schedule shall also set forth the amount of each Outstanding Receivable. If, after the time the bank account included in the Transferred Assets is transferred to Buyer, Buyer receives a payment from a Specified Customer, Buyer shall promptly remit such payment to Seller until the Outstanding Receivable for such Specified Customer is paid in full.

5.14  Stock Legend. Each of the certificates of Buyer Common Stock issued pursuant to this Agreement shall bear the following legend:

THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF BY THE HOLDER EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT THERETO OR IN ACCORDANCE WITH AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

ARTICLE VI.
INDEMNIFICATION

6.1  Survival. The representations and warranties of the parties hereto contained herein shall survive the Closing for a period of fifteen months after the Closing. Neither Buyer, Seller nor any other party hereto shall have any liability with respect to claims first asserted in connection with any representation or warranty after the survival period specified therefore in this Section 6.1.

6.2  Indemnification by Seller. Subject to the terms and conditions of this Article VI, Seller agrees to indemnify Buyer and its affiliates (each, a “Buyer Indemnified Party”) against, and agrees to hold Buyer and its affiliates harmless from, any and all losses, liabilities, claims, damages, reasonable costs and reasonable expenses (including reasonable fees and expenses of counsel) (collectively, “Losses”) incurred or suffered by Buyer or its affiliates to the extent arising out of any of the following:

(a)  any breach of or any inaccuracy in any representation or warranty made by Seller in this Agreement; provided, that Seller shall have no liability under this Section 6.2(a) for any breach of or inaccuracy in any representation or warranty unless a written notice of Buyer Indemnified Party’s claim is given to Seller not later than the close of business on the fifteenth month anniversary of the Closing Date;

(b)  any breach of or failure by Seller to perform any covenant or obligation of Seller set out in this Agreement; provided, that Seller shall have no liability under this Section 6.2(b) for any such breach or failure occurring on or prior to the Closing Date unless a written notice of Buyer Indemnified Party’s claim is given to Seller not later than the close of business on the fifteenth month anniversary of the Closing Date; or

(c)  any Liability arising out of Seller’s business that is not an Assumed Liability.

6.3  Indemnification by Buyer. Buyer agrees to indemnify Seller and its affiliates (each, a “Seller Indemnified Party”) against, and agrees to hold Seller and its affiliates harmless from, any and all Losses incurred or suffered by Seller or its affiliates to the extent arising out of any of the following:

(a)  any breach of or any inaccuracy in any representation or warranty made by Buyer in this Agreement; provided, that Buyer shall have no liability under this Section 6.3(a) for any breach of or inaccuracy in any representation or warranty unless a written notice of the Seller Indemnified Party’s claim is given to Buyer not later than the close of business on the fifteenth month anniversary of the Closing Date;

(b)  any breach of or failure by Buyer to perform any covenant or obligation of Buyer set out in this Agreement; provided, that Buyer shall have no liability under this Section 6.3(b) for any such breach or failure occurring on or prior to the Closing Date unless a written notice of the Seller Indemnified Party’s claim is given to Buyer not later than the close of business on the fifteenth month of the Closing Date; or

(c)  any Assumed Liability.

6.4  Limitations on Liability. Notwithstanding any other provision of this Agreement or any right or remedy available under any law:

(a)  The Buyer Indemnified Parties shall have the right to payment under Section 6.2 only if, and only to the extent that, the Buyer Indemnified Parties shall have incurred indemnifiable Losses in excess of $75,000.

(b)  No Buyer Indemnified Party shall have the right to make a claim for indemnification under Section 6.2 unless, prior to the fifteenth month anniversary of the Closing Date, such Buyer Indemnified Party in good faith provides a notice of such claim to Seller in accordance with the terms and procedures set forth in Section 6.5 or 6.6, as applicable.

(c)  If (i) there are Escrow Shares being held in escrow pursuant to the terms of the Escrow Agreement and (ii) Seller is obligated to indemnify any Buyer Indemnified Party for any matter pursuant to the terms and conditions of this Article VI (including the terms and conditions of this Section 6.4), such indemnified obligation shall be satisfied solely and exclusively out of such Escrow Shares. If (i) all of the Escrow Shares being held in escrow pursuant to the terms of the Escrow Agreement have been used to satisfy Seller’s indemnification obligations hereunder or otherwise released from escrow and (ii) Seller is obligated to indemnify any Buyer Indemnified Party for additional matters pursuant to the terms and conditions of this Article VI (including the terms and conditions of this Section 6.4), Seller’s aggregate liability to any Buyer Indemnified Party for any such additional matters shall not exceed 10% of the Adjusted Purchase Price.

(d)  IN NO EVENT SHALL BUYER, SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES HAVE ANY LIABILITY UNDER THIS AGREEMENT OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY FOR SPECIAL, SPECULATIVE, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES OR FOR LOST PROFITS (OTHER THAN IN CONNECTION WITH A BREACH BY BUYER OF ITS OBLIGATION TO CONSUMMATE THE TRANSACTION PURSUANT TO THE TERMS AND CONDITIONS HEREOF).

(e)  EXCEPT IF AND TO THE EXTENT BUYER ESTABLISHES THAT SELLER COMMITTED FRAUD, THE SOLE AND EXCLUSIVE LIABILITY AND RESPONSIBILITY OF SELLER AND ITS AFFILIATES TO BUYER AND ITS AFFILIATES UNDER OR IN CONNECTION WITH THE TRANSFERRED ASSETS, THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING FOR ANY BREACH OF OR INACCURACY IN ANY REPRESENTATION OR WARRANTY OR FOR ANY BREACH OF ANY COVENANT OR OBLIGATION OR FOR ANY OTHER REASON), AND THE SOLE AND EXCLUSIVE REMEDY OF BUYER AND ITS AFFILIATES WITH RESPECT TO ANY OF THE FOREGOING, SHALL BE AS SET FORTH IN THIS ARTICLE VI AND IN SECTION 5.7. To the extent that Buyer or any of its Affiliates has any Losses for which it may assert any other right to indemnification, contribution or recovery from Seller or any of its Affiliates (whether under this Agreement or under any common law theory or any statute or other law or otherwise), Buyer hereby waives, releases and agrees not to assert such right, and Buyer agrees to cause each of its Affiliates to waive, release and agree not to assert such right, regardless of the theory upon which any claim may be based.

6.5  Claims. As promptly as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement not involving a claim, or the commencement of any suit, action or proceeding, of the type described in Section 6.6, but in any event no later than fifteen (15) business days after first becoming aware of such claim, the party seeking indemnification (the “Indemnified Party”) shall give notice to the party against which such indemnification is sought (the “Indemnifying Party”), which notice shall specify the facts alleged to constitute the basis for such claim, the representations, warranties, covenants and obligations alleged to have been breached and the amount that the Indemnified Party seeks hereunder from the Indemnifying Party, together with such information as may be necessary for the Indemnifying Party to determine that the limitations in Section 6.4 have been satisfied or do not apply; provided, that the failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations under this Article VI except to the extent (if any) that the Indemnifying Party shall have been prejudiced thereby.

6.6  Notice of Third Party Claims; Assumption of Defense. The Indemnified Party shall give notice as promptly as is reasonably practicable, but in any event no later than ten (10) business days after receiving notice thereof, to the Indemnifying Party of the assertion of any claim, or the commencement of any suit, action or proceeding, by any party not a party hereto in respect of which indemnity may be sought under this Agreement (which notice shall specify in reasonable detail the nature and amount of such claim together with such information as may be necessary for the Indemnifying Party to determine that the limitations in Section 6.4 have been satisfied or do not apply); provided, that the failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations under this Article VI except to the extent (if any) that the Indemnifying Party shall have been prejudiced thereby. The Indemnifying Party may, at its own expense, (a) participate in the defense of any such claim, suit, action or proceeding and (b) upon notice to the Indemnified Party, at any time during the course of any such claim, suit, action or proceeding, assume the defense thereof with counsel of its own choice and in the event of such assumption, shall have the exclusive right, subject to clause (a) in the proviso in Section 6.7, to settle or compromise such claim, suit, action or proceeding. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. Whether or not the Indemnifying Party chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.

6.7  Settlement or Compromise. Any settlement or compromise made or caused to be made by the Indemnified Party (unless the Indemnifying Party has the exclusive right to settle or compromise under clause (b) of Section 6.6) or the Indemnifying Party, as the case may be, of any such claim, suit, action or proceeding of the kind referred to in Section 6.6 shall also be binding upon the Indemnifying Party or the Indemnified Party, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, that (a) no obligation, restriction or Loss shall be imposed on the Indemnified Party as a result of such settlement or compromise without its prior written consent, which consent shall not be unreasonably withheld, and (b) the Indemnified Party will not compromise or settle any claim, suit, action or proceeding without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

6.8  Time Limits. Any right to indemnification or other recovery under this Article VI shall only apply to Losses with respect to which the Indemnified Party shall have notified the Indemnifying Party in writing within the applicable time period set forth in Section 6.2 or 6.3, as the case may be. If any claim for indemnification or other recovery is timely asserted under this Article VI, the Indemnified Party shall have the right to bring an action, suit or proceeding with respect to such claim within one (1) year after first giving the Indemnifying Party notice thereof, but may not bring any such action, suit or proceeding thereafter.

6.9  Net Losses and Subrogation.

(a)  Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by any Indemnified Party shall be calculated after giving effect to (i) any insurance proceeds received by the Indemnified Party (or any of its affiliates) with respect to such Losses, (ii) any Tax benefit realized by the Indemnified Party (or any of its affiliates) arising from the facts or circumstances giving rise to such Losses and (iii) any recoveries obtained by the Indemnified Party (or any of its affiliates) from any other third party. Each Indemnified Party shall exercise commercially reasonable efforts to obtain such proceeds, benefits and recoveries. If any such proceeds, benefits or recoveries are received by an Indemnified Party (or any of its affiliates) with respect to any Losses after an Indemnifying Party has made a payment to the Indemnified Party with respect thereto, the Indemnified Party (or such affiliate) shall promptly pay to the Indemnifying Party the amount of such proceeds, benefits or recoveries (up to the amount of the Indemnifying Party’s payment).

(b)  Upon making any payment to an Indemnified Party in respect of any Losses, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Party (and its Affiliates) against any third party in respect of the Losses to which such payment relates. Such Indemnified Party (and its Affiliates) and Indemnifying Party will execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.

6.10  Purchase Price Adjustments. To the extent permitted by law, any amounts payable under Section 6.2 or Section 6.3 shall be treated by Buyer and Seller as an adjustment to the Purchase Price.

6.11  Joint Instructions to Escrow Agent. Upon a final determination (a) that Seller is obligated to indemnify a Buyer Indemnified Party in accordance with the terms and conditions of this Article VI and (b) of the amount of such indemnification obligation, Buyer and Seller shall, so long as there are Escrow Shares being held in escrow in accordance with the Escrow Agreement, promptly provide joint written instructions to the Escrow Agent to release the applicable number of Escrow Shares to Buyer to satisfy such indemnification claim in accordance with the terms of the Escrow Agreement.

ARTICLE VII.
GENERAL PROVISIONS

7.1  Brokerage. Each party represents and warrants to the other that, except, in the case of Seller, for Robert W. Baird & Co. (for which Seller shall be entirely responsible), no agent, broker, investment banker or other person or firm acting on behalf of such party or any of its affiliates or under the authority of any of them is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with the Transaction.  Each party hereby agrees to indemnify, save harmless and defend the other from and against all claims, losses, Liabilities and expenses, including reasonable attorney’s fees, arising out of any claim made by any broker, finder or other intermediary who claims to have dealt with such party in connection with the Transaction which is the subject of this Agreement. The provisions of this Section 7.1 shall survive the Closing without limitation.

7.2  Publicity. Neither party shall provide copies of the Agreement, or otherwise disclose the terms of this Agreement, to any third party (other than the parties’ attorneys, accountants/auditors, and/or anyone the party is required to disclose it to by law) without the prior written consent of the other party. Notwithstanding the foregoing and except to the extent required by applicable law or the requirements of the rules and regulations of the SEC or the Nasdaq Capital Market, Buyer shall issue a mutually approved press release and/or similar public announcement announcing the general terms of the Agreement (upon execution) and the commitment of the parties to launch and maintain a program that will be of benefit to the parties. Such announcement will be released within two business days of the effective date of the Agreement, and following such approval, either party may include such text in any public announcement or press release without obtaining the consent of the other.

7.3  Expenses. Except as otherwise provided herein, all expenses involved in the preparation of this Agreement and the consummation of the Transaction shall be borne by the party incurring the same whether or not the Transaction is consummated.

7.4  Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, one (1) day after being sent to the recipient by reputable U.S. domestic overnight courier service (charges prepaid), upon machine-generated acknowledgment of receipt after transmittal by facsimile during business hours or five (5) days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to Seller and Buyer at the addresses indicated below or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.

(a) If to Seller:

Go2Call.com Inc.
500 Davis, Suite 600.
Evanston, IL 60201
Attention: John Nix
Fax No.: 847-864-4423

with a copy to:

Mayer, Brown, Rowe & Maw LLP
71 South Wacker
Chicago, IL 60606
Attention: James J. Junewicz and William R. Kucera
Fax No.: 312-701-7711

(b) If to Buyer:

deltathree, Inc.
75 Broad Street
New York, NY 10004
Attention: Legal Department
Fax No.: 212-500-4888

7.5  Waiver. Unless otherwise specifically agreed in writing to the contrary: (a) the failure of any party at any time to require performance by the other party of any provision of this Agreement shall not affect such party’s right thereafter to enforce the same; and (b) no waiver by any party of any default by the other party shall be valid unless in writing and acknowledged by an authorized representative of the non-defaulting party, and no such waiver shall be taken or held to be a waiver by such party of any other preceding or subsequent default..

7.6  Assignment. No party may assign its rights or obligations hereunder without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and assignees.

7.7  Entire Agreement. This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way. This Agreement may not be altered or amended except by an instrument in writing signed by the party against whom enforcement of any such change is sought.

7.8  Counterparts. This Agreement may be executed simultaneously in counterparts (including by means of faxed or emailed signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

7.9  Construction. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

7.10  Schedules and Exhibits. The Schedules and Exhibits attached hereto and referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

7.11  Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by, illegal or unenforceable under applicable law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

7.12  Governing Law. The internal laws of the State of New York, irrespective of its conflicts of law principles, shall exclusively govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

7.13  No Strict Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

7.14  Waiver of Jury Trial. SELLER AND BUYER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SELLER AND BUYER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

7.15  Knowledge Defined. For purposes of this Agreement, (a) the term “Seller’s knowledge” or variations thereof shall be limited to the actual knowledge of John Nix and (b) the term “Buyer’s knowledge” or variations thereof shall be limited to the actual knowledge of Buyer’s Chief Executive Officer and Buyer’s Chief Financial Officer.

7.16  Interpretation. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Underscored references to Articles, Sections, paragraphs, clauses, Exhibits or Schedules shall refer to those portions of this Agreement. The use of the terms “hereunder,” “hereby,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph or clause of, or Exhibit or Schedule to, this Agreement. For purposes of this Agreement, “affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, a Person shall be deemed to control another Person if it owns or controls more than fifty percent (50%) of the voting equity of the other Person (or other comparable ownership if the Person is not a corporation). For purposes of this Agreement, “Person” means any individual, corporation, partnership, joint venture, limited liability company, trust or unincorporated organization or government or any agency or political subdivision thereof.

7.17  No Other Representations. Buyer acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement, neither Seller nor any of its representatives has made, in connection with Buyer’s investigation of the Transferred Assets or otherwise, any representation or warranty, express or implied, including with respect to the accuracy or completeness of any information, written or oral, relating to the Business (collectively, the “Information”). Without limiting the generality of the foregoing, Buyer acknowledges that neither Seller nor any of its representatives has made any representation or warranty with respect to (a) any projections, forecasts or forward-looking statements made or made available to Buyer or any of its Representatives or (b) any memoranda, charts, summaries, schedules or other information about the Transferred Assets or its operations made available to Buyer or any of its Representatives (including any information provided to Buyer or any of its Representatives by any financial advisor for Seller), except as expressly set forth in this Agreement. Buyer acknowledges and agrees that neither Seller nor any of its representatives shall have any liability to Buyer or any of its representatives relating to or resulting from the use of the Information or any errors or inaccuracies contained therein or omissions therefrom, except for any liability resulting from the breach of the representations, warranties, covenants and agreements expressly set forth in this Agreement. Buyer also agrees that, except for the representations and warranties expressly set forth in this Agreement, neither it nor any of its Representatives has relied upon any representations or warranties of any nature made by or on behalf of or imputed to Seller or any of its representatives, and Buyer acknowledges that, in entering into this Agreement, it has relied solely on its own investigation of the Transferred Assets and the representations and warranties expressly set forth in this Agreement, subject to the limitations and restrictions specified herein.

Signature Page Follows.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by a respective duly authorized officer as of the date first written above.

SELLER:

GO2CALL.COM, INC.

By:	/s/ JOHN A. NIX JR.
Name: JOHN A. NIX JR. Title: CORPORATE SECRETARY

BUYER:

DELTATHREE, INC.

By:	/s/ SHIMMEY ZIMELS
Name: SHIMMEY ZIMELS Title: PRESIDENT AND CEO

Exhibit A-1

Form of Bill of Sale

Exhibit A-2

Form of Assignment and Assumption Agreement

Exhibit B

Form of Escrow Agreement

Exhibit C

Form of Notice to Customers

Exhibit D

Form of Registration Rights Agreement